EXHIBIT 99.1

OXiGENE Reports Second Quarter 2013 Financial Results

SOUTH SAN FRANCISCO, Calif., Aug. 6, 2013 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the quarter ended June 30, 2013.

Commented Peter Langecker, M.D., Ph.D., OXiGENE Chief Executive Officer: "I am pleased to report that OXiGENE made strong progress during the second quarter, including completing an important financing in April, and continued to advance development of our lead clinical product, ZYBRESTAT®, in both ovarian and anaplastic thyroid cancer, or ATC, working in close collaboration with outside research groups and partners. We believe this development strategy represents the most expeditious route to value creation for our Company, while also safeguarding our cash reserves and enabling us to operate efficiently and cost-effectively. We are especially looking forward to seeing the results of the Phase II trial of ZYBRESTAT® in patients with ovarian cancer, which is being conducted by the Gynecologic Oncology Group, or GOG, which we anticipate in the first half of 2014. "

An interim futility analysis of the Phase II trial being conducted by the GOG was performed in the second quarter of 2013. The original purpose of the analysis was to consider early study closure to limit patient exposure in the event that the experimental regimen was deemed futile (i.e., unlikely to be declared more effective than the reference regimen at the end of the study). Since the study had completed patient accrual, the analysis was conducted for possible study termination due primarily to toxicities. It was confirmed that the trial is going to continue to its pre-specified endpoint, which is based on progression-free survival.

For the three months ended June 30, 2013, the Company reported a net loss of $1.7 million or $0.74 per share, compared to a net loss of $2.3 million or $1.65 per share for the comparable three-month period in 2012. The decrease in the net loss in 2013 as compared to 2012 was primarily due to a reduction in research and development expenses of $0.5 million and a reduction in general and administrative expenses of $0.1 million.

For the six months ended June 30, 2013, the Company reported a net loss of $3.5 million or $1.70 per share, compared with a net loss of $4.2 million or $3.10 per share for the six-month period in 2012. The decrease in the net loss in 2013 as compared to 2012 was primarily due to a reduction in research and development expenses of $0.4 million and a reduction in general and administrative expenses of $0.3 million. Additionally, the 2012 period includes $0.1 million in revenue recognized under the terms of the Company's partnership agreement with Azanta Danmark A/S, entered into in December 2011, to provide access to ZYBRESTAT® for the treatment of patients with anaplastic thyroid cancer (ATC) on a compassionate use basis in Europe, Canada and other regions outside the United States.

Operating expenses continued to decrease in the 2013 period, reflecting the Company's strategies to focus resources on its high-value programs, and to manage cash resources and minimize costs, when possible, through collaborations. The Company has advanced its clinical program in ovarian cancer without incurring significant clinical expenses by working with collaborators. In addition, the Company redirected its regulatory strategy for ZYBRESTAT in ATC by utilizing its current data set to pursue a regulatory route to potential commercialization in Europe. The Company also continued to support the compassionate use of ZYBRESTAT in ATC in Europe in a program being conducted by Azanta A/S.

In April 2013, the Company raised $4.2 million in net proceeds by issuing convertible preferred stock in a private placement to accredited institutional investors. The preferred stock is convertible into a total of approximately 1.38 million shares of common stock. To date, 1,646 shares of convertible preferred stock have been converted into 453,546 shares of common stock. Additionally, two series of warrants potentially exercisable for up to approximately 2.92 million additional shares of common stock were issued with the convertible preferred stock. The preferred stock does not have any dividend rights or any preferences over the Company's common stock, including preferential liquidation rights.

During the second quarter 2013 the Company issued approximately 99,000 shares of common stock through the Company's At the Market Agreement with MLV & Co. LLC for net proceeds of approximately $0.4 million.

At June 30, 2013, OXiGENE had cash and restricted cash of approximately $7.8 million, compared with approximately $5.0 million at December 31, 2012.

All of the per share and share amounts reflect the effect of the 1:12 reverse stock split that became effective on December 28, 2012.

Conference Call Today

Members of OXiGENE's management team will review second quarter results via a webcast and conference call today, August 6, 2013, at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors" tab, select the link to "Events and Presentations".

OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call.

To listen to a live or archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors" tab, select the link to "Events & Presentations."

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. The Company's lead clinical product, ZYBRESTAT, is in development as a potential treatment for ovarian cancer and anaplastic thyroid cancer (ATC). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)
	June 30,	December 31,
	2013	2012
	(All amounts in 000's)
Assets

Cash and restricted cash	$ 7,752	$ 4,966
Prepaid expenses	370	135
License agreement	142	191
Other assets	41	155

Total assets	$ 8,305	$ 5,447

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 891	$ 901
Total stockholders' equity	7,414	4,546

Total liabilities and stockholders' equity	$ 8,305	$ 5,447

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(All amounts in 000's except per share amounts)
Product revenue	$ --	$ --	$ --	$ 114

Operating Expenses:

Research and development	603	1,080	1,349	1,734
General and administrative	1,052	1,199	2,187	2,531
Restructuring	--	(2)	--	11

Total operating expenses	1,655	2,277	3,536	4,276

Loss from Operations	(1,655)	(2,277)	(3,536)	(4,162)

Change in fair value of warrants	--	4	--	5
Investment income	1	3	2	8
Other (expense) income, net	--	4	--	(8)

Net loss	$ (1,654)	$ (2,266)	$ (3,534)	$ (4,157)

Basic and diluted net loss per common share	$ (0.74)	$ (1.65)	$ (1.70)	$ (3.10)
Weighted average number of common shares outstanding	2,227	1,374	2,082	1,342

CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000